Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-18265 and Registration Statement No. 333-11896 of Biofield Corp. on Form S-8 and Form SB-2, respectively, of our report dated April 15, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Biofield Corp.'s ability to continue as a going concern and includes an emphasis of matter paragraph concerning Biofield Corp.'s status as a Development Stage Enterprise) appearing in the Annual Report on Form 10-KSB of Biofield Corp. for the years ended December 31, 2004 and 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP

New York, New York
May 4, 2005